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EXHIBIT 21.1

                          POLO RALPH LAUREN CORPORATION
                            SIGNIFICANT SUBSIDIARIES

    All the significant subsidiaries are wholly-owned by Polo Ralph Lauren Corporation and/or one or more of its wholly-owned subsidiaries.

                                                       Jurisdiction in which
         Name                                          Organized


         Fashions Outlet of America, Inc.              Delaware
         PRL USA Holdings, Inc.                        Delaware
         PRL International, Inc.                       Delaware
         Acqui Polo, C.V.                              Netherlands